December 12, 2014

Broadmark Tactical Plus Fund

a series of Broadmark Funds

300 Drake’s Landing Road

Greenbrae, California 94904

Salient Broadmark Tactical Plus Fund

a series of Salient MF Trust

4265 San Felipe

Houston, Texas 77027

Re:	Reorganization to Combine Series of two Delaware Statutory Trusts

Ladies and Gentleman:

Broadmark Funds, a Delaware statutory trust (“Broadmark Funds”), on behalf of Broadmark Tactical Plus Fund, a segregated portfolio of assets (“series”) thereof (“Acquired Fund”), and Salient MF Trust, a Delaware statutory trust (“Salient MF Trust”), on behalf its Salient Broadmark Tactical Plus Fund series (“Acquiring Fund”), have requested our opinion as to certain federal income tax consequences of Acquiring Fund’s proposed acquisition of Acquired Fund. That acquisition is to occur pursuant to an Agreement and Plan of Reorganization between them dated as of December , 2014 (“Agreement”)1, which Salient Advisors, L.P. (“Advisor”) and Broadmark Asset Management LLC have joined for limited purposes. Specifically, each Fund has requested our opinion that the consummation of the transactions set forth in the Agreement (such transactions collectively referred to herein as the “Reorganization”), will qualify as a “reorganization” (as defined in section 368(a)).2

In rendering this opinion, we have examined (1) the Agreement, (2) the Proxy Statement/Prospectus dated November 6, 2014, regarding the Reorganization (“Proxy

1 Each of Acquired Fund and Acquiring Fund is sometimes referred to herein as a “Fund,” and each of Broadmark Funds and Salient MF Trust is sometimes referred to herein as an “Investment Company.”

2 All “section” references are to the Internal Revenue Code of 1986, as amended (“Code”), unless otherwise noted, and all “Treas. Reg. §” references are to the regulations under the Code (“Regulations”).

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Salient Broadmark Tactical Plus Fund

December 12, 2014

Statement”) that was furnished in connection with the solicitation, by the members of Broadmark Funds’ Board of Directors (“Board”), of proxies for use at a special meeting of Acquired Fund’s shareholders that was held on December 8, 2014, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties set forth in the Agreement and on the statements and representations of officers and other representatives of the Acquiring Fund and the Acquired Fund (collectively, “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date (as defined in the Agreement) will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based upon and subject to the foregoing, and conditioned on the Representations’ being true and complete at the Closing Date and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion is as follows:

(1) Acquiring Fund’s acquisition of the Acquired Fund Investments (as defined in the Agreement) in exchange solely for Acquiring Fund shares and Acquiring Fund’s assumption of the Acquired Fund’s liabilities, followed by Acquired Fund’s distribution of those shares pro rata to the Acquired Fund’s shareholders actually or constructively in exchange for their Acquired Fund shares, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(2) Acquired Fund will recognize no gain or loss on the transfer of the Acquired Fund Investments to Acquiring Fund in exchange solely for

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Salient Broadmark Tactical Plus Fund

December 12, 2014

Acquiring Fund shares and Acquiring Fund’s assumption of the Acquired Fund’s liabilities or on the subsequent distribution of those shares to the Acquired Fund’s shareholders in exchange for their Acquired Fund shares;

(3) Acquiring Fund will recognize no gain or loss on its receipt of the Acquired Fund Investments in exchange solely for Acquiring Fund shares and its assumption of the Acquired Fund’s liabilities;

(4) Acquiring Fund’s basis in each Acquired Fund Investment will be the same as Acquired Fund’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Acquired Fund Investment will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5) An Acquired Fund shareholder will recognize no gain or loss on the exchange of all its Acquired Fund shares solely for Acquiring Fund shares pursuant to the Reorganization;

(6) An Acquired Fund shareholder’s aggregate basis in the Acquiring Fund shares it receives in the Reorganization will be the same as the aggregate basis in its Acquired Fund shares it actually or constructively surrenders in exchange for those Acquiring Fund shares, and its holding period for those Acquiring Fund shares will include its holding period for those Acquired Fund shares, provided such shareholder holds them as capital assets at the Closing Date; and

(7) For purposes of section 381, Acquiring Fund will be treated just as Acquired Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of Acquired Fund’s taxable year, Acquired Fund’s tax attributes enumerated in section 381(c) will be taken into account by Acquiring Fund as if there had been no Reorganization, and the part of Acquired Fund’s last taxable year that began before the Reorganization will be included in Acquiring Fund’s first taxable year that ends after the Reorganization.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Reorganization on the Funds participating therein or any shareholder thereof with

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Salient Broadmark Tactical Plus Fund

December 12, 2014

respect to any Acquired Fund Investment as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

We consent to the (i) discussion of our opinion in the Proxy Statement, (ii) reproduction of our opinion as an exhibit to Salient MF Trust’s Registration Statement on Form N-14, and (iii) naming of our firm in the Proxy Statement.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Finally, our opinion is solely for the information of the addressees and their shareholders, and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L Gates LLP